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                                                                     Exhibit 7.1

  TENARIS - DEBT TO TOTAL ASSETS RATIO

                                                    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
Thousands of U.S. Dollars                               2002            2001            2000
                                                    ------------    ------------    ------------
Total liabilities.........................           2,136,609        2,043,572      1,799,469
Total assets .............................           4,017,446        3,837,954      3,644,537
                                                     ---------        ---------      ---------
RATIO ....................................                0.53             0.53           0.49

  DALMINE - NET LIABILITIES TO CAPITALIZATION RATIO

Thousands of euro                                     DECEMBER 31, 2002
                                                      -----------------
Cash and cash equivalents.......................             2,504
Current liabilities.............................           467,051
Long-term debt..................................           230,692
Total liabilities and shareholders' equity......           913,187
                                                           -------
RATIO...........................................              0.76